Exhibit 23.5
CONSENT OF INDEPENDENT AUDITORS
We have issued our report dated January 21, 2005, accompanying the financial statements of Advanced Circuits, Inc. and R.J.C.S., LLC contained in the Registration Statement and Prospectus of Compass Diversified Trust. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Bauerle and Company, P.C.
Denver, Colorado
December 12, 2005